Exhibit 99.1

Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

Investor Relations Contact:	Company Contact:

Claire McAdams	James Moniz, CFO
Headgate Partners LLC	Nanometrics Incorporated
530.265.9899, 530.265.9699 fax	408.545.6145, 408.521.9370 fax
email: claire@headgatepartners.com	email: jmoniz@nanometrics.com

Nanometrics Reports Second Quarter Financial Results

Revenues Up 44% Sequentially; Gross Margin 41%; Ongoing Operating Expenses Down 9%

Expanded Market Opportunity with Unifire Acquisition

MILPITAS, Calif., July 30, 2009 — Nanometrics Incorporated (Nasdaq: NANO), a leading supplier of advanced process control metrology systems used primarily in the manufacturing of semiconductors, solar photovoltaics, high-brightness LEDs and now advanced wafer-scale packaging, today announced financial results for its second quarter and six months ended June 27, 2009.

Highlights for the second quarter include:

•	Revenues of $14.5 million were up 44% from the first quarter of 2009

•	Gross margin increased 13.1% sequentially, from 28.3% to 41.4%

•	Total R&D and SG&A expenses decreased 9%, to $9.8 million compared to $10.8 million in the first quarter

•

The expansion of Nanometrics’ served markets through the acquisition of the UniFire product line, which firmly positions the company in the emerging and rapidly-growing market for advanced wafer-scale packaging metrology

Commenting on the second quarter results, president and chief executive officer Dr. Timothy J. Stultz said, “We were pleased to see an increased level of spending from our customers in the semiconductor and related sectors during the second quarter. Throughout this economic downturn, we have strengthened our market position through new product introductions and strategic acquisitions, which have expanded our served markets and increased our penetration within our customers’ fabs. Notably, we are very excited about our recent acquisition of the Unifire product line, which has already been adopted for high-volume manufacturing in advanced wafer-scale packaging applications. We continue to see increasing traction with new products such as the LynxTM and in high-growth segments including high-brightness LEDs.”

“Our improving gross margin and reduced expense level demonstrate the significant operating leverage in our current business structure,” continued Dr. Stultz. “With improving fundamentals and provided continued increases in capital spending in our served markets, we are well-positioned to return to profitability and generate cash from operations.”

Second Quarter 2009 Summary

Revenues were $14.5 million, up 44% from $10.1 million in the first quarter of 2009 and down 39% from $23.8 million in the second quarter of 2008. Gross margin increased to 41.4%, compared to 28.3% in the prior quarter, as a result of improved factory absorption and higher sales volume. Gross margin decreased slightly compared to 42.4% in the year-ago period as a result of decreased sales volume being largely offset by improvements to our cost structure.

On a comparable basis, ongoing operating expenses were $10.1 million, decreasing 9% sequentially and 36% year-over year, compared to $11.2 million in the first quarter of 2009 and $15.9 million in the second quarter of 2008. Total operating expenses were $12.5 million, and included a $1.9 million charge related to the closure of our Korean manufacturing facility and a $0.4 million restructuring charge related to workforce reductions during the quarter.

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Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

Total operating expenses in the first quarter of 2009 were $11.9 million, which included a $0.7 million restructuring charge and a $0.4 million bad debt expense. Total operating expenses in the year-ago period were $29.1 million, which included a $13.2 million impairment charge.

The net loss was $7.0 million, or $0.38 per share. This compares to a net loss of $10.6 million, or $0.58 per share, in the first quarter of 2009 and a net loss of $18.9 million, or $1.02 per share, in the second quarter of 2008. The non-GAAP operating loss was $2.3 million, compared to $6.6 million in the first quarter of 2009 and $2.2 million in the year-ago period.

Summary for the Six Months Ended June 27, 2009

Revenues were $24.6 million, down 58% from revenues of $58.5 million in the year-ago period. Gross margin for the first six months of fiscal 2009 was 36.0% compared to 44.3% for the first six months of 2008, reflecting decreased sales volume and lower factory utilization, partially offset by improvements to our cost structure. Excluding restructuring and asset impairment charges, operating expenses of $21.3 million decreased 33% from $31.8 million for the first six months of 2008. The net loss was $17.6 million, or $0.95 per share, compared to a net loss of $19.6 million, or $1.06 per share, for the first six months of 2008. The non-GAAP operating loss was $8.9 million, compared to non-GAAP operating income of $1.2 million in the year-ago period.

Conference Call Details

A conference call to discuss the second quarter 2009 results will be held today at 4:45 p.m. EDT (1:45 p.m. PDT). To participate in the conference call, the dial-in numbers are (866) 713-8564 for domestic callers and (617) 597-5312 for international callers. The passcode is 69992908. A live and recorded webcast will be made available on the investor page of the Nanometrics website at www.nanometrics.com.

Use of Non-GAAP Financial Information

Financial results such as non-GAAP operating income, which exclude certain charges and special items, are not in accordance with U.S. Generally Accepted Accounting Principles (GAAP). Management uses non-GAAP operating income, which excludes non-cash expenses including stock-based compensation, depreciation and amortization, asset impairments, restructuring and other special items, to evaluate the company’s ongoing cash-based operating results. The company believes the presentation of non-GAAP operating income is useful to investors for analyzing ongoing business trends, comparing performance to prior periods, and enhancing the investor’s ability to view the company’s results from management’s perspective. A table presenting a reconciliation of GAAP results to non-GAAP operating income is included at the end of this press release.

About Nanometrics

Nanometrics is a leader in the design, manufacture and marketing of high-performance process control metrology systems used primarily in the manufacturing of semiconductors, advanced wafer-scale packaging, solar photovoltaics and high-brightness LEDs, as well as by customers in the silicon wafer and data storage industries. Nanometrics standalone and integrated metrology systems measure various thin film properties, critical dimensions, overlay control, topography, and optical, electrical and material properties, including the structural composition of silicon, compound semiconductor and photovoltaic devices, during various steps of the manufacturing process, from front end of line substrate manufacturing through die preparation for advanced packaging. These systems enable device manufacturers to improve yields, increase productivity and lower their manufacturing costs. The company maintains its headquarters in Milpitas, California, with sales and service offices worldwide. Nanometrics is traded on NASDAQ Global Market under the symbol NANO. Nanometrics’ website is http://www.nanometrics.com.

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Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

Forward Looking Statements

This press release contains forward-looking statements including, but not limited to, statements regarding Nanometrics’ expected results for its most recently completed fiscal quarter, which remain subject to adjustment in connection with the preparation of Nanometrics’ financial statements and periodic report on Form 10-Q for the quarter ended June 27, 2009, the expansion of the company’s served markets and future profitability and cash flow. Although Nanometrics believes that the expectations reflected in the forward-looking statements are reasonable, actual results could differ materially from the expectations due to a variety of factors including slower-than-anticipated market adoption and a contraction in current levels of industry spending. For additional information and considerations regarding the risks faced by Nanometrics, see its annual report on Form 10-K for the year ended December 27, 2008 as filed with the Securities and Exchange Commission, as well as other periodic reports filed with the SEC from time to time. Nanometrics disclaims any obligation to update information contained in any forward-looking statement.

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Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

NANOMETRICS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	June 27, 2009	December 27, 2008
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,482	$23,980
Accounts receivable, net of allowances of $735 and $309	14,912	17,143
Inventories	34,209	31,583
Inventories - delivered systems	69	205
Assets held for sale	203	—
Prepaid expenses and other	1,789	1,838
Deferred income tax assets	573	350

Total current assets	66,237	75,099

Property, plant and equipment, net	38,119	40,136
Intangible assets, net	7,895	6,901
Other assets	1,580	1,718

Total assets	$113,831	$123,854

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Revolving line of credit	$3,500	$—
Accounts payable	5,009	4,824
Accrued payroll and related expenses	2,842	3,435
Deferred revenue	1,036	1,701
Other current liabilities	6,720	5,800
Income taxes payable	897	1,187
Current portion of debt obligations	373	413

Total current liabilities	20,377	17,360

Deferred revenue	265	—
Other long-term liabilities	2,514	644
Debt obligations due after one year	12,912	13,083

Total liabilities	36,068	31,087
Stockholders’ equity
Common stock, $0.001 par value; 47,000,000 shares authorized; 18,587,645 and 18,413,054, respectively, outstanding	18	18
Additional paid-in capital	190,824	189,927
Accumulated deficit	(114,240)	(96,643)
Accumulated other comprehensive income / (loss)	1,161	(535)

Total stockholders’ equity	77,763	92,767

Total liabilities and stockholders’ equity	$113,831	$123,854

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Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

NANOMETRICS INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three-Months Ended		Six-Months Ended
	June 27, 2009	June 28, 2008	June 27, 2009	June 28, 2008
Net revenues:
Products	$7,897	$18,504	$12,837	$46,433
Service	6,620	5,257	11,737	12,056

Total net revenues	14,517	23,761	24,574	58,489

Costs of net revenues:
Cost of products	5,206	9,162	8,901	22,824
Cost of service	3,304	4,532	6,820	9,770

Total costs of net revenues	8,510	13,694	15,721	32,594

Gross profit	6,007	10,067	8,853	25,895
Operating expenses:
Research and development	3,055	4,422	6,294	8,677
Selling	3,258	4,844	6,873	9,683
General and administrative	3,488	5,302	7,460	10,826
Amortization of intangible assets	337	1,330	706	2,615
Asset impairment	1,899	13,213	1,899	13,213
Restructuring charge	445	—	1,134	870

Total operating expenses	12,482	29,111	24,366	45,884

Loss from operations	(6,475)	(19,044)	(15,513)	(19,989)

Other income (expense):
Interest income	12	34	27	132
Interest expense	(281)	(26)	(547)	(103)
Other, net	(582)	(32)	(1,941)	422

Total other income (expense), net	(851)	(24)	(2,461)	451

Loss before provision (benefit) for income taxes	(7,326)	(19,068)	(17,974)	(19,538)

Provision (benefit) for income taxes	(361)	(154)	(380)	100

Net loss	$(6,965)	$(18,914)	$(17,594)	$(19,638)

Net loss per share:
Basic	$(0.38)	$(1.02)	$(0.95)	$(1.06)

Diluted	$(0.38)	$(1.02)	$(0.95)	$(1.06)

Shares used in per share calculation:
Basic	18,526	18,632	18,470	18,611

Diluted	18,526	18,632	18,470	18,611

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Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

NANOMETRICS INCORPORATED

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(in thousands, except per share amounts)

(Unaudited)

	Three-Months Ended		Six-Months Ended
	June 27, 2009	June 28, 2008	June 27, 2009	June 28, 2008
Loss from operations	$(6,475)	$(19,044)	$(15,513)	$(19,989)

Non-GAAP Adjustments:
Amortization of intangible assets	337	1,330	706	2,615
Depreciation	663	981	1,426	1,970
Amortization of demonstration systems	418	259	703	544
Asset impairment	1,899	13,213	1,899	13,213
Stock-based compensation	403	1,081	721	1,999
Restructuring charge	445	—	1,134	870

Non-GAAP Operating Income (Loss)	$(2,310)	$(2,180)	$(8,924)	$1,222

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